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                                ESCROW AGREEMENT

        This Escrow Agreement is made on the th day of October 1998 by and between Worldwide Entertainment & Sports Corp., a Delaware corporation of 29 Northfield Avenue, West Orange, New Jersey 07052 (the "Company"), and Liberty Bank of New York, 11 West 32nd Street, New York, New York 10001, (the "Bank").

        WHEREAS, up to _____ shares of common stock of the Company (the "Shares") are to be offered in a Public Offering (the "Offering") which is expected to commence on November ___, 1998 (the "Offering Date") and to continue until the expiration date which shall be forty five (45) days thereafter (the "Expiration Date"), unless extended by the Company to a date forty five (45) days thereafter (the "Extended Expiration Date"); and

        WHEREAS, the Company has determined that the Offering will be withdrawn unless subscriptions for shares generating an aggregate minimum of $4,500,000 have been received and accepted by the Company from subscribers (the "Subscribers") prior to the Expiration Date, unless extended to the Extended Expiration Date.

        WHEREAS, the Company has determined and will agree with the Subscribers that it will return to the Subscribers all amounts paid to the Company as subscription payments for the Shares (the "Subscription Payments") in the event that subscriptions for Shares aggregating at least $4,500,000 have not been received and accepted by the Company by the Expiration Date, or the Extended Expiration Date; and




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        WHEREAS, the Company has determined and will agree with Subscribers that the Subscription Payments will be held in escrow until subscriptions for an aggregate of at least $4,500,000 have been received and accepted by the Company, or in the event that subscriptions for an aggregate minimum of $4,500,000 have not been received prior to the Expiration Date or the Extended Expiration Date such Subscription Payments will be returned to the Subscribers without interest; and

        WHEREAS, in the event that subscriptions for $4,500,000 of Shares are received prior to the Expiration Date or Extended Expiration Date, subscriptions for up to an additional $2,000,000 of Shares may be received until the Expiration Date or Extended Expiration Date;

        NOW, THEREFORE, the parties hereto agree as follows:

        1. The Bank agrees to act as escrow agent in accordance with the terms hereof, and as such, to establish an appropriate segregated account (the "Escrow Account") entitled: Worldwide Entertainment & Sports Corp. Escrow Account and to receive for deposit therein all of the Subscription Payments.


        2. All funds received from Subscribers will be delivered by the Company to the Bank, together with the name and address of each such Subscriber and the amounts paid by him. Checks submitted as Subscription Payments will be made payable to the Bank, as escrow agent, and broker/dealers will transmit such checks directly to the Bank by the next business day after receipt


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by such broker/dealers. The Bank will, upon final collection of the proceeds of such items, credit the proceeds to the Escrow Account to be held by it under the terms of this Escrow Agreement. Funds held in escrow by the Bank will be invested only in investments permissible under Rule 15c2-4 of the Exchange Act of 1934, as amended. Any item returned unpaid to the Bank on its first presentation for payment, unless returned for payment stopped, shall be presented again for payment and if not then paid shall be returned to the Company.

        3. The Company shall deliver to the Bank a certificate setting forth the date when the Offering shall expire; i.e., the Expiration Date and if the Offering be extended a certificate setting forth the Extended Expiration Date.

        4. If at any time on or before the Expiration Date or Extended Expiration Date the Company has received and accepted subscriptions for at least $4,500,000, the Company shall so notify the Bank in writing. Upon presentation of a certificate signed by the Company stating that the Company has received and accepted subscriptions for at least $4,500,000, the Bank shall release to the Company all funds in the Escrow Account.

        5. If subscriptions aggregating $4,500,000 have been received as recited in paragraph 4 and thereafter subscriptions aggregating up to an additional $2,000,000 have been received and accepted on or before the Expiration Date or Extended Expiration Date, the Company shall so notify the Bank in writing. Upon presentation of a certificate signed by the Company, stating that the



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Company has received and accepted subscriptions of up to an additional
$2,000,000, the Bank shall release to the Company all additional funds in the Escrow Account.

        6. If at the Expiration Date or Extended Expiration Date, the Company shall not have received and accepted subscriptions for at least $4,500,000, the Company shall so notify the Bank. The Bank shall as soon as possible thereafter cause to be distributed to each Subscriber his Subscription Payment, at the mailing address provided by the Company. Such distribution shall be in the form of a bank cashier's check payable to each Subscriber.

        7. The Bank undertakes to perform only such duties as are expressly set forth herein.

        8. The Bank may rely and shall be protected in acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and believed by it to have been signed or presented by the proper party or parties.

        9. The Bank shall not be liable for any action taken by it in good faith and believed by it to be authorized or within the rights or powers conferred upon it by this Agreement, and may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel. The Bank is not bound by the terms of any other agreement between the parties even if it has knowledge thereof.

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        10. The Company hereby agrees to pay and will pay or reimburse the Bank upon request for all expenses, disbursements and advances, including reasonable attorney's fees, incurred or made by the Bank in connection with carrying out its duties hereunder, not to exceed $2,500.

        11. The Company hereby agrees to indemnify the Bank for, and to hold it harmless against any loss, liability or expense incurred without gross negligence or willful malfeasance on the part of the Bank, arising out of or in connection with its entering into this Agreement and carrying out its duties hereunder, including the costs of defending itself against any claim of liability in the premises; provided, however, that the provisions of this paragraph shall not apply in the event of any claim, liability, loss, action, suit or proceeding resulting from the breach by the BANK of any provisions of this Escrow Agreement or from its gross negligence or willful malfeasance.

        12. Should the Bank inform the Company that any check or instrument entered for collection by it hereunder is uncollectible after payment of the funds represented by such check or instrument has been made pursuant to the terms hereof, the Bank shall deliver the returned check or instrument to the Company.

        13. All notices and communications hereunder shall be in writing and shall be deemed to be duly given if sent by registered or certified mail, return receipt requested, as follows:

               ESCROW AGENT:        Liberty Bank of New York
                                    11 West 32nd Street
                                    New York, New York 10001
                                    Attn:  Thomas Emery,
                                           Senior Vice President

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               COMPANY:               Worldwide Entertainment & Sports Corp.
                                      29 Northfield Avenue
                                      West Orange, NJ  07052
                                      Attn:  Marc Roberts,
                                             President

or at such other address as may be furnished to the other party in writing by registered or certified mail, return receipt requested.

        IN WITNESS WHEREOF, the parties have executed this Escrow Agreement on the day and year first above written.

                                        WORLDWIDE ENTERTAINMENT & SPORTS CORP.

                                        By:___________________________________
                                               Marc Roberts, President


                                        By:___________________________________
                                           Roy Roberts, Chief Financial Officer

                                        LIBERTY BANK OF NEW YORK


                                        By:___________________________________
                                         Thomas J. Emery, Senior Vice President


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